Exhibit 3

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13D to which this Joint Filing Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: September 7, 2012

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice-President, Legal Affairs

PARTNERS LIMITED

By:	/s/ Loretta Corso
Name: Loretta Corso
Title: Corporate Secretary

BROOKFIELD RENEWABLE ENERGY PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary